EXHIBIT 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100
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CASH AMERICA ISSUES $40 MILLION OF LONG-TERM FIXED RATE NOTES
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Fort Worth, Texas (December 29, 2005) — Cash America International, Inc. (NYSE: CSH) announced today that the Company has issued senior unsecured long-term notes to a group of institutional investors in the amount of $40.0 million. The notes bear interest at an annual fixed rate of 6.12% and have a ten-year final maturity and a seven-and-one-half year average life.
The issuance of the notes is consistent with the Company’s approach of periodically issuing long-term fixed rate securities as a means of ensuring that a portion of its capital structure is immune to fluctuations in short-term interest rates. Proceeds from the notes were used to reduce debt outstanding under the Company’s line of credit. Cash America announced earlier this year that it had entered into a new $250.0 million line of credit with a final maturity of February 2010. As of September 30, 2005, borrowings under the line of credit were $139.1 million.
Commenting on the issuance of the new notes, Tom Bessant, Chief Financial Officer remarked that, “Cash America has realigned part of its capital structure and positioned itself with adequate liquidity and resources for the foreseeable future. We will continue to seek and evaluate opportunities to expand the number of our lending locations through both acquisitions and new store openings. In addition, the liquidity will be used to support general corporate strategies and increases in loans and short-term cash advances to customers.”
Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 880 total locations as of September 30, 2005. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 464 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 279 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 137 franchised and Company-owned “Mr. Payroll” check cashing centers.
This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
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